AGF Investments Trust 485BOS

Exhibit 99.p.ii

AGF Investments LLC

AGF INVESTMENTS LLC CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING Effective: August 2016 Amended: August 2025

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

I.	Overview

The Code of Business Conduct, Ethics and Personal Trading (the "Code") is designed to reinforce AGF Investments LLC’s (“AGFUS” or the “Adviser”) reputation for integrity by avoiding even the appearance of impropriety in the conduct of the firm’s business.

AGFUS, its employees and individuals employed by affiliates of AGFUS who provide services to AGFUS (“Supervised Persons”) are subject to certain laws and regulations governing AGFUS’s business activities and personal securities trading. The firm has developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. Supervised Persons should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Supervised Persons may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Supervised Persons must read and comply with the Code. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to, disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Supervised Persons should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Adviser’s Chief Compliance Officer (“CCO”).

General Principles

Each Supervised Person is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

•	Each has a duty at all times to place the interests of AGF Funds (the “Funds”), a series of AGF Investments Trust, and all the Adviser’s Clients (collectively referred to as the “Managed Accounts”) first;

•	All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the individual’s position of trust and responsibility; and

•	No Supervised Person should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to the Managed Accounts.

Reporting Code Violations

It is the obligation of each Access Person (refer to II. Personal Trading, 2.1 who is an “Access Person”) to report promptly any violation of the Code to the CCO. Violations of the Code include, but are not limited to, noncompliance with applicable laws and regulations and fraud or illegal acts involving any aspect of the Adviser’s business that is harmful to the Funds’ shareholders. The report of a Code violation may be submitted anonymously and will be treated as confidential.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Retaliation against an individual who reports a violation is prohibited and in itself constitutes a violation of the Code.

II.	Personal Trading

The purpose of the Personal Trading policy is to ensure the fair treatment of the Managed Accounts by AGFUS, through the highest standards of integrity and ethical conduct.

As a Supervised Person, the interests of the Managed Accounts must be put ahead of personal self-interests at all times. Above all, unfair advantage of a position, knowledge or relationship with the Managed Accounts must not be taken, nor must any engagement in conduct be taken that is not in the best interests of the Managed Accounts.

There are special rules described in this Code that apply to personal trading activities for those Supervised Persons identified as an “Access Person” (referred to herein as ‘AGFUS AP’). All trading transactions for the Managed Accounts always have priority over all personal trading transactions. Such that all Managed Accounts shall trade before any personal trades.

1	Standards of Conduct

1.1	Standard of Care

Supervised Persons collectively are considered to have a fiduciary and statutory duty to the Managed Accounts to act honestly, in good faith and in the client’s best interests as well as to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise under similar circumstances.

1.2	Obligation to Comply with the Law

AGFUS APs and all Supervised Persons are required to comply with all laws applicable to business operations, including securities laws, regulatory requirements, and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions. Each has a duty to know, understand and comply with any of those laws that apply to employment duties and responsibilities. Each must be aware that legal obligations might be more extensive than obligations under this Code. Furthermore, each is obligated to advise the CCO or AGF Compliance of any changes that may affect their status. If uncertain about these requirements, contact the CCO or AGF Compliance for guidance.

2	Personal Trading Rules for APs

AGFUS APs are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Code (referred to as “personal trading”). AGFUS APs must not use any non-public information about the Managed Accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of the Managed Accounts. That prohibition includes, but is not limited to, what is commonly called “front-running” and market timing and they are not only considered a breach of this Code but are generally punishable under U.S. securities laws.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

AGFUS APs also must not use their position in AGFUS to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public. Although independent directors will not generally be considered to be a AGFUS AP, they must adhere to the same standards of ethical conduct as AGFUS APs when they are in possession of non-public information or in the event they are offered opportunities not generally available to the public by reason of their directorship.

2.1	Who is an “Access Person”

a)	Access to Non-Public Trading Information. A AGFUS AP is an individual who has, or is able to obtain, access to non-public information concerning the portfolio holdings, trading activities or the ongoing investment programs of any of the Managed Accounts of the Adviser. Examples of non-public information include access to trading blotters, portfolio accounting records, portfolio holdings, and investment research and analysis.

b)	Covered Accounts. The restrictions outlined in this Code apply to:
•	Accounts registered in the AGFUSAP’s name;
•	Accounts for which the AGFUS AP is able to, directly or indirectly, exercise or influence investment or voting activities; and
•	Accounts for which the AGFUSAP has a “beneficial interest”.

c)	What is a “Beneficial Interest”? You have a beneficial interest in an account if you are currently in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or if you have the ability to gain ownership, either immediately or at some future time.

d)	Examples of Beneficial Interest. A AGFUS AP considered to have a beneficial interest in accounts:
•	registered in the AGFUSAP’s name;
•	held by the AGFUS AP’s spouse or other family members living in the same household (including common law and similar relationships);
•	held by a corporation, partnership or other entity in which the AGFUS AP participates in the investment or voting decisions;
•	held in trust for the AGFUS AP or those listed above, unless (i) the trustee is someone other than the AGFUS AP’s spouse or other family members living in the same household; and (ii) The AGFUS AP is not able to, directly or indirectly, exercise or influence investment or voting activities over the account; and
•	held by an investment club or equivalent, of which the AGFUS AP or those listed above participate in the investment or voting decisions.

The above list (a to d) is not considered exhaustive. If you are uncertain about whether a beneficial interest exists, or wish to obtain an exemption for a specific account, identify this to the CCO who will assess the matter and consider recommending the request to the Global Head of Compliance or the AGFML CEO. An exemption for a specific account may be possible in circumstances where the AGFUS AP has limited or no control of investment decisions made, in the account is subject to a financial hardship and no conflict of interest, real or perceived, is determined to exist (e.g., an account managed by an unrelated third party where full discretion has been delegated to such third party).

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.2	Prohibited Activities

Relevant requirements and prohibited activities include:

•	violating relevant and applicable securities laws;
•	communicating any non-public information concerning the Managed Accounts or their investment trading to anyone outside AGFUS;
•	inducing a Managed Account to take, or fail to take, any action because of personal interests;
•	using knowledge of a Managed Account’s portfolio transactions to personally profit by the market effect of such transactions (e.g., “front-running”, market timing or similar activities);
•	using a position at AGFUS to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public;
•	a purchase by an Access Person of an offering which is subject to allocation, such as a new or secondary public offering or a private placement (other than the exceptions set out below)
•	a trade by an Access Person to or from one of the Managed Accounts;
•	a trade by an Access Person in a security for which there is an unfilled order outstanding by any of the Managed Accounts;
•	excessive personal trading activity which could conflict with the Access Person’s ability to fulfill responsibilities to the Managed Accounts;
•	short selling transactions; and
•	the use of derivatives to evade any of the restrictions imposed by this Code.

Other activities, which are not specifically listed, may still be inappropriate if they would place an AGFUS AP in a position of conflict with the best interests of any Managed Account. If uncertain about whether an activity may be prohibited, contact AGF Compliance

2.3	Requirement to Obtain Prior Approval for Personal Trades

AGFUS APs must obtain pre-clearance from AGF Compliance for any personal trade using StarCompliance, except for trades in the exempt securities listed below or where it is noted below that pre-clearance is not required. Trades must be pre-cleared and will only be approved when AGF Compliance is satisfied that the personal trade will not conflict with the best interests of the Managed Accounts and has not been offered to the Access Person because of their position with AGFUS.

The following securities are exempt from the requirement for pre-clearance and reporting procedures in this Code:

Exempt Securities – exempt from the requirement for pre-clearance and reporting procedures

Investment Fund Securities

●     open-end mutual funds (i.e., Canadian NI 81-102 funds)

●     ETFs, except AGF U.S. ETFs (e.g., BTAL) and single-stock ETFs

●     segregated funds (e.g., personal insurance contracts)

●     private pooled funds (e.g., trusts, limited partnerships)

Government Issued or Guaranteed Securities	● by the Government of Canada ● by any provincial government of Canada ● by the federal government of a developed country

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Deposits	● guaranteed investment certificates ● certificates of deposit ● other deposits with financial institutions (although they may not technically be “securities”)
Short-Term Debt Securities	● maturing in less than 91 days from their date of issue
Derivatives

●     options, futures or other derivatives on any broadly-based exchange indices, which have a longer than 300-day expiry date. Broadly-based indices do not include sector-based indices.

●     structured noted (bank issued)

●     principal protected notes (PPNs)

Cryptocurrencies	● direct holdings of cryptocurrencies (Bitcoin, Ethereum, etc.)

The above securities have been designated as exempt securities because trading in those securities by Access Persons will generally not affect or limit their availability to the Managed Accounts and such trading in those securities by the Managed Accounts will not generally provide a personal benefit to the Access Person. AGFI Compliance reserves the right to amend the above list as required at any time. Where an Access Person is not sure whether a security is exempt, they should seek prior approval from the AGFI Compliance Personal Trading Team.

In addition to the exempt securities, there are specific types of transactions where pre-clearance is not required. The following outlines these transactions, along with providing additional detail for clarity on some of the transaction types where pre-clearance is required:

	Pre-Clearance Required	Pre-Clearance Not Required
AGF.B	● All self-directed purchases of AGF.B. ● All sales of AGF.B, including in accounts set up for compensation-related purposes.	● Automatic purchases of AGF.B through a payroll deduction purchase plan.
Investment Funds (ETFs, closed-end REITs, etc.)	● Purchases and sales of AGF U.S. ETFs (e.g., BTAL). ● Purchases and sales of all investment funds other than those listed as exempt securities in section 3.5.
Options, Warrants and Rights

●     Purchase of any non-exempt option, warrant and other similar rights – both opening a position and adding to it.

●     Sale of any non-exempt option, warrant and other similar rights, unless the position is being fully closed.

● Fully closing a position in any pre-cleared option, warrant and other similar rights, whether through exercise or assignment, except for options on AGF.B.
Margin Accounts	● Any trades resulting from a margin call. For clarity, any trades executed without pre-clearance stemming from a margin call will be considered a violation under this Code.
Convertible Securities	● Conversion of any convertible securities, including those with an automatic conversion feature.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

ADRs/GDRs/CDRs	● Purchases and sales of ADRs, GDRs or CDRs, including cancellation.
Fractional Sales		● Fractional share transactions resulting from sales on AGF.B transfers from employee payroll deduction plan accounts to accounts at external dealers. ● Sales by a dealer to cover account fees.
Charitable Donations	● Charitable donations of securities.
Private Placements	● Prior to the completion of any private placement transaction. All offering documents must be provided to AGFI Compliance as part of the pre-clearance process (see section 3.6(g)).
Dividend Reinvestment Plans		● Dividends reinvestments through dividend reinvestment plans (DRIPs).
•

The above have been designated as exempt because trading in them will generally not create a conflict with a Managed Account (e.g., likely not be the other side of a Managed Account trade), affect the value or performance of the securities or limit their availability to the Managed Accounts and because trading in those securities by the Managed Accounts will not provide a personal benefit to the AGFUS AP. The above list may be amended as required at any time.

Personal Trading Restrictions

The following practices have been adopted to ensure that only personal trades which do not conflict with the best interests of the Managed Accounts and which do not provide a benefit to the AGFUS AP from any anticipated Managed Account trading will be approved by AGF Compliance.

a)	No Conflict by Access Person. To obtain prior approval to trade a security AGFUS AP must certify to AGF Compliance (where applicable, incorporated into the AGF Pre-clearance System) that he or she:
•	does not possess material non-public information relating to the security;
•	is not aware of any proposed trade or investment program relating to that security by any of the Managed Accounts;
•	believes the proposed trade has not been offered because of the Access Person’s position at AGFUS and is available to any market participant on the same terms;
•	believes the proposed trade does not contravene any of the prohibited activities listed; and
•	will provide, on a timely basis, any other information requested by AGF Compliance concerning a personal trade.

b)	Minimum Hold Period. AGFUS APs must hold any personal investments in an issuer for a minimum 30-day period. For clarity, the hold period begins on the date of the last purchase of a security of the specific issuer. Exceptions may be made in extenuating circumstances, such as financial hardship or loss or an unexpected requirement for capital arise. Approval will be denied at the outset if the 30-day hold period is not met, however, an Access Person may seek a waiver for relief from this requirement. The 30-day hold period does not apply to investments in exempt securities.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

c)	Special Rules for Private Placements. Private placements will not be approved unless, in addition to the requirements for the approval of other trades, AGF Compliance is satisfied, based on the information supplied to it by the AGFUS AP requesting approval for the trade, that the issuer is a “private company” as defined by regulators, or equivalent, and the AGFUS AP has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples include:
•	shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the AGFUS AP has a close personal or business relationship (other than a relationship arising from the Access Person’s position with AGFUS) with the founder or promoter of the issuer; and
•	tax shelters that are generally available on a private placement basis.
d)	Special Rules for Initial Public Offerings (“IPOs”). Generally, trades in IPOs will be treated in the same manner as any other pre-clearance request. However, the AGFUS AP must provide AGF Compliance with relevant offering documentation in connection with the IPO, including the offering closing date. Unlike approvals for trades in other securities, an approval of a request to participate in an IPO will remain valid until the closing date of the offering or the date AGF Compliance revokes approval, whichever is earlier.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

e)	Special Rules for Stop Loss instructions on Personal Trades. In the event an AGFUS AP intends to issue a Stop Loss instruction to a broker in respect of any security, the Access Person must obtain prior approval for the securities to which the Stop Loss instruction applies prior to giving the broker the instruction. In addition to following the usual pre-clearance process, the AGFUS AP must also notify AGF Compliance, by email or other written form of the Stop Loss instruction, detailing the account, the broker and the securities involved. Approval by AGF Compliance of Stop Loss sell trades will remain valid until the end of the month the approval was granted or AGF Compliance revokes approval, whichever is earlier. The AGFUS AP must submit trade details or nil trading every day as the request will be run automatically by AGF Compliance to ensure no trading in the Managed Accounts. In the event the Stop Loss instruction is to remain in effect for the subsequent month, the AGFUS AP must resubmit a pre-approval request, along with the Stop Loss instruction email or other written form, to AGF Compliance on the first business day of the subsequent month.
e)	Discretionary Managed Investment Accounts. Where an AGFUS AP has an investment account with a third-party portfolio investment management firm and the firm has been granted discretion over the management of the assets in the account, the transactions in the discretionary managed account may qualify for exemption from the requirement to obtain pre-approval. This exemption does not apply to any IPO, private placement or trading in AGF.B. To obtain the exemption, the AGFUS AP must execute a declaration, obtained from AGF Compliance, specific to the account and must also ensure duplicate statements are forwarded to AGF Compliance directly by the third-party portfolio investment management firm.
f)	Trading Approval Period. Approval for any trade submitted for pre-clearance will be valid for the remainder of the trading day. The AGFUS AP must re-apply for pre-approval if any part of the approved trade has not been completed by the end of the trading day on which the request was approved, and the AGFUS AP still wishes to complete the remainder of the trade. Under certain conditions, AGF Compliance may grant longer pre-approvals based on the nature of the request (Stop Loss instructions, IPO transactions, Private Placements). No pre-approval shall extend beyond one month.
g)	Revoked Trading Approvals. AGF Compliance may revoke approvals granted to Access Persons within the approved trading period based on information received in connection with the security, the transaction or activities in respect of the Managed Accounts. AGF Compliance will immediately issue a notice revoking the approval. Where the Access Person’s broker has not successfully completed (i.e., filled) the approved order, the AGFUS AP must immediately contact their broker to cancel the order. Otherwise, the AGFUS AP must immediately notify AGF Compliance in writing of the trade fill details, including timing.
h)	De Minimus (Pre-Approved Exception) and Other Exception Rules. AGF Compliance may waive the blackout period to allow for personal trading at the same time as trading for the Managed Accounts where the security meets the following stated criteria (“pre-approved securities”):
•	Equities – certain securities traded on a major exchange and meeting internal market capitalization and liquidity thresholds. These thresholds will be reassessed on a quarterly basis.
•	ETFs – certain ETFs listed on a major recognized exchange that are considered as either Fixed Portfolio ETFs or Index ETFs (where the index sought to be replicated is a broad based and widely quoted index with at least 45 securities and no single security in the index representing more than 20% of the index).

Pre-approved securities still require prior approval to trade to ensure they meet the stated criteria. In addition, AGF Compliance may grant other exceptions to permit a personal trade to proceed where there is no likelihood of the trade being contrary to or in conflict with the best interest of the Managed Accounts.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.4	Blackout Periods

Blackout period means the number of days that must pass after a Managed Account has affected a transaction in the security of an issuer in which an Access Person wishes to initiate a trade. AGF Compliance will not approve the proposed trade where a security is currently being traded by a Managed Account or there has been trading in a security of the same issuer by a Managed Account within the previous 5 trading days. In addition, individual portfolio managers are expected to designate certain securities to be subject to a blackout period (the “Watch List”) where those securities that are being analyzed or recommended to Managed Accounts. Please contact AGF Compliance to add or remove securities from the Watch List.

2.5	Restriced List

AGFI Compliance will maintain a Restricted List of securities that: (i) an employee is on the board of directors or has considerable influence of involvement with the issuer, and (ii) an AGFI Employee might have received material non-public information regarding the issuer (in accordance with the AGFI Insider Trading Policy). If an issuer is on the Restricted List, an Access Person may not purchase or sell securities of that issuer for his or her own account or for any Managed Account. In addition, Insiders of AGF Management Limited may be subject to Regular, Extended and Special Black-Out Periods (as defined in the AGF Insider Reporting, Insider Trading and Black-Out Policy (the “Black-Out Policy”), during which time Insiders will be prohibited from entering into a transaction involving AGF.B shares (as set out in the Black-Out Policy).

2.6	Personal Trading Reporting Procedures

An AGFUS AP must:

a)	Personal Trading Accounts : At the time of becoming an Access Person, immediately disclose to AGF Compliance each account with a registered securities dealer (regardless of the intent to only hold exempted securities in such account) and must seek prior approval from AGF Compliance to open any additional accounts. In addition, Access Persons must disclose to each broker dealer with whom an account is maintained their role with AGFUS and their Access Person status, their Insider status of AGF Management Limited (where applicable).
b)	Initial List of Holdings. Within 10 days of becoming an Access Person, provide AGF Compliance with a complete list of the securities (quantity and names) for all accounts covered by this Code using the AGF Pre-Clearance System.
c)	Copies of Account Statements. Instruct their dealer(s) to provide monthly statements for the accounts covered by this Code on a timely basis to AGF Compliance. A sample dealer direction letter can be found in Schedule I of this Code. Where dealers only offer monthly statements where there was a transaction in the account in that month, quarterly statements are required. Where a foreign broker does not have the ability to generate monthly statements, the Access Person must make direct arrangements with AGF Compliance to manually provide, on a monthly basis, insight into the account for the purposes of identifying any corporate actions and other changes to the positions held in the account. Where possible, AGF Compliance may receive account statements automatically through the AGF Pre-clearance System. Failure of AGF Compliance to receive duplicate copies of any required brokerage account statement is a violation of the Code.
d)	Confirmation of Approved Trades. Instruct their dealer(s) to provide duplicate copies of all confirmation slips for the accounts covered by this Code on a timely basis to AGF Compliance. A sample dealer direction letter can be found in Schedule I of this Code.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

e)	Monthly Disclosure Statements. Disclose all executed trade details for the month using the Monthly Disclosure Form via the AGF Pre-clearance System. The Monthly Disclosure Form will only include trade details for pre-approved trades. Where a trade was executed without prior approval, disclosure of this fact, including the trade details, must be provided in writing to AGF Compliance immediately and no later than one month following submission of the Monthly Disclosure Form for the month in which the unapproved trade was executed. In the event of no executed trades for the month, a declaration of that fact must be made in the submission of the Monthly Disclosure Form.
f)	Transferring Investments. Report transfers of securities from one account to another via starComplianc, even if no market trade is done, for the purposes of monitoring hold periods and other measures.

3.10

2.7	Compliance Review Procedures

a)	Review of Reported Trades. AGF Compliance will review, on a regular basis, reports submitted by Access Persons to ensure compliance with the personal trading procedures in this Code.
b)	Confidentiality of Information. All information received by AGF Compliance, will be kept strictly confidential and will only be disclosed to other authorized individuals where the disclosure is required to administer this Code or is required by securities regulators or other competent legal authorities. Both AGF Compliance and the Access Person are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under securities legislation or other similar requirements.
c)	Enforcement of Personal Trading Procedures. AGF Compliance will issue a written warning to offending Access Persons for any violations of personal trading procedures. Such warnings will be copied to management directly supervising the Access Person. Violations not rectified within prescribed deadlines will be reported to and discussed with the head of the business department of the offending individual. In the event the violation continues to not be rectified within prescribed deadlines, it will be escalated to the Chief Compliance Officer and/or another member of senior management of AGF. AGF Compliance will report all violations of personal trading procedures, and the action taken, to the CEO of AGF Management Limited, Human Resources and to the applicable Committee of the Board of Directors of AGF Management Limited, as appropriate.
d)	Breach of Code. An Access Person must report to AGF Compliance any violations of this Code that comes to their attention. If an Access Person breaches any of the provisions of this Code knowingly or unknowingly, the Access Person will be issued a written warning and a copy placed on file. In the event of a second breach, an Access Person may have their employment responsibilities revised, be required to forfeit any trading profits, be suspended or be terminated. Technical compliance with this Code will not automatically protect an Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the Access Person’s fiduciary duty to the Managed Accounts. In the event any breach of this Code constitutes a violation of applicable securities laws, an Access Person may be terminated with cause and may also face additional punishment under Canada’s securities laws or other applicable regulations. You must cooperate fully in any investigations initiated by AGF under this Code or by securities regulators or other competent legal authorities.

2.8	Annual Certification by Access Persons

Each Access Person will be required to certify annually that each has read this Code and has complied with all requirements of this Code.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.9	Compliance Reporting Requirements

Upon request, AGF Compliance will prepare and distribute a certification indicating that AGFUS has adopted procedures reasonably designed to prevent AGFUS APs and all others subject to this Code from violating personal investment activities under the Investment Company Act of 1940: Rule 17j-1. AGFUS will provide updated certification to relevant boards and other interested parties regarding any material change to this Code.

AGF Compliance will prepare a report, no less frequently than annually, that describes any issues arising under the Code, including material violations of the Code and any corrective action in response to the violation. The report will be provided to the CCO and senior management.

2.10	Compliance Recordkeeping Requirements

AGF Compliance will maintain all required records (including those under the Investment Company Act of 1940 Rule 17j-1) including:

•	A copy of the Code that is currently in effect and a copy of all prior versions of the Code that were in effect during the past five years;
•	A record of any violations of the Code and documentation of any action taken as a result of the violation;
•	A copy of each report made by a AGFUS AP, which shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years;
•	A record of all Supervised Persons who are currently or within the last five years have been subject to the reporting requirements of the Code and a record of all personnel who are or were responsible for the review of these records. These records shall be maintained in an easily accessible place;
•	A copy of each and every report and certifications addressed by this Code shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years; and
•	A record of all pre-approvals for the purchase of any IPO securities or private placements and related supporting documentation. These records shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years.

2.11	Special Rules for Officer and Directors

).

Reporting of Significant Interest: AGFUS officers and directors are required to report any direct or indirect holding in excess of 5% in any company, using prescribed forms, to AGF Compliance.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Schedule I

Sample Letter to send to Investment Advisors/Brokers to request Duplicate Trade Confirmation and Accounts Statements that are covered by this Code

{Investment Advisor/Broker’s Name}

{Investment Advisor/Broker’s Address} Dear {Investment Advisor/Broker}

Re: Duplicate Trade Confirmations and Account Statements

[Employee Name] [Account Numbers]

We understand that [Employee Name], an employee of AGF Management Limited or its subsidiaries (“AGF”), has opened or is in the process of opening the personal trading account(s) referenced above (the “Covered Account(s)”) with [Insert Broker] (the “Broker”). We confirm that AGF approves of such account(s).

We wish to inform you that [Employee Name] is considered an access person by AGF under AGF’s personal trading policy, which requires that AGF receive duplicate trade confirmations and account statements for each of the Covered Account(s).

As a result, for each of the Covered Account(s), please provide AGF with duplicate trade confirmations and account statements (or the information contained in such documents) as follows:

•	If AGF and the Broker have entered into an agreement for the transmission of such information, then the Broker will transmit the information in accordance with such agreement
•	Otherwise, the Broker can provide AGF with such information as follows:
o	By providing AGF Compliance with access to such information (i.e., via secure portal);
o	By delivering duplicate trade confirmations and account statements to AGF electronically at Compliance@AGF.com; or
o	By delivering duplicate trade confirmations and account statements to AGF Compliance at the following address:

Compliance Officer

AGF Management Limited

CIBC Square, Tower One

81 Bay Street, Suite 3900

Toronto, Ontario, M5J 0G1

All such information will be collected, used and disclosed by AGF in accordance with its privacy policy. By signing below, [Employee Name] authorizes the Broker to disclose the trade confirmation and account information referenced above to AGF.

Thank you.

Sincerely,

[CCO NAME]	[Employee Name]
Chief Compliance Officer

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

III.	Gifts and Entertainment Policy

Introduction

While conducting business involves some modest exchange of gifts and business-related entertainment, the value of such gifts and entertainment must not create a real or perceived conflict of interest. U.S. Supervised Persons are not permitted to give or accept gifts or internment that may reasonably be determined or perceived to influence the ability of the recipient to exercise objective and independent business judgement. Furthermore, U.S. Supervised Persons may not give or accept gifts or entertainment other than in accordance with generally accepted ethical business practices.

In addition to this Gifts and Entertainment Policy (the “Policy”), AGFUS has adopted the standards regarding conduct and conflicts of interests found in the AGF Management Limited Code of Business Conduct and Ethics and each U.S. Supervised Person is required to acknowledge and agree to abide by those as a condition of employment.

RISKS

In developing these policies and procedures, AGFUS considered the risk that U.S. Supervised Persons would be improperly influenced by excessive gifts or entertainment. AGFUS also considered the risk that gifts or entertainment given by AGFUS and U.S. Supervised Persons may deliberately or unintentionally improperly influence another individual or entity. AGFUS established this Policy to mitigate these risks.

Definitions

“Gifts” are items of value where there is no specific business purpose involved in the enjoyment of the gift (e.g., a gift basket).

“Entertainment” refers to a situation where the giver/recipient participates with a U.S. Supervised Persons in the enjoyment of the item (e.g., a dinner or sporting event).

Policies and Procedures

U.S. Supervised Persons are held to the highest ethical standards and are strictly prohibited from any giving or receipt of items of value that may deliberately or unintentionally improperly influence the recipient. U.S. Supervised Persons Employees should consult with the Chief Compliance Officer (“CCO”) if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

U.S. Supervised Persons may only give or accept gifts and entertainment from brokers, service providers, business partners, clients, and prospective clients in accordance with this Policy. Soliciting gifts or entertainment for personal benefit is prohibited. Gifts and entertainment must also not be used in any way to circumvent the requirements of any applicable laws.

Reporting of Gifts and Entertainment

All gifts or entertainment given and received with an estimated cost or value over $25 (other than token and promotional gifts received as set out below) must be appropriately recorded, tracked and disclosed to Compliance on a quarterly basis or monthly basis as applicable through StarCompliance.

Gifts such as holiday baskets delivered to AGFUS’s offices and promotional items valued at less than $50 that clearly display the giver’s company logo are not included in the limits set out above and do not need to be reported. Examples of promotional gifts include mugs, hats and umbrellas.

Gifts and Entertainment Thresholds

Provision of Gifts and Entertainment

AGFUS and U.S. Supervised Persons may provide gifts and entertainment provided that the gift or entertainment is not frequent, lavish or extravagant in nature and the value is below $250 per person. Gifts and entertainment with a value equal to or greater than $250 per person must be pre-approved by the Chief Compliance Officer (“CCO”) by submitting a request through Star Compliance. The CCO will determine if the gift/ entertainment poses a potential conflict of interest and whether it could be reasonably expected to impair the recipient’s independence or objectivity.

The provision of cash or cash equivalents (including a gift certificate and pre-paid credit cards) is strictly prohibited.

A U.S. Supervised person may NOT pay for gifts and entertainment for a third party out of pocket. All gifts and entertainment provided by a U.S. Supervised Person must be declared and submitted as an expense.

Gifts and entertainment (combined) provided to one recipient cannot exceed $2000 in a calendar year, without prior approval of the CCO.

Receipt of Gifts and Entertainment by U.S. Supervised Persons

U.S. Supervised Persons may accept gifts and entertainment, provided that the gift or entertainment is not frequent, lavish or extravagant in nature and the value is below $250 per item or event. If the estimated cost or value of the U.S. Supervised Person’s portion of the gift or entertainment is equal to or greater than $250, the U.S. Supervised Person must obtain prior approval from the CCO, by submitting a request through StarCompliance. The CCO will determine if the gift/entertainment poses a potential conflict of interest and whether it could be reasonably expected to impair the AGF Employee’s independence or objectivity.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

The receipt of cash or cash equivalents (including a gift certificate and pre-paid credit cards) is strictly prohibited.

Gifts and entertainment (combined) received from one source cannot exceed $2000 in a calendar year, without prior approval of the CCO.

Certain US Supervised Persons may be subject to AGFI’s Gifts and Entertainment Policies. In such cases, U.S. Supervised Persons gifts and entertainment declarations made through Star Compliance will be available to AGFUS and any and all U.S. regulator upon request.

Registered Representatives with FINRA 1(via Foreside Relationship)

U.S. Supervised Persons who are registered representatives with FINRA (via Foreside Relationship) may not accept or give gifts with an aggregate value of greater than $100 per entity annually.

Since Financial Industry Regulation Authority (“FINRA”) rules prohibit the giving and receiving of gifts in excess of $100 per individual per year, exceptions will not be made for those persons acting in the capacity of a registered representative.

Gifts of de minimis value (e.g., pens, notepads, or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g., umbrellas, tote bags or shirts) are not subject to the

$100 per person annual gift limit and are not subject to reporting under this policy as long as its value is below $25.00).

Reportable gifts and entertainment involving a registered representative must be reported to Foreside compliance personnel.

Foreign Corrupt Practices Act

AGFUS intends to comply with the Foreign Corrupt Practices Act of 1977, which makes it unlawful for any U.S. company to bribe foreign officials in order to obtain, retain or direct business.

1 This applies to the U.S Supervised Persons registered with Foreside and only applies to the supervised activities of Foreside.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

IV.	Service as a Director/Outside Employment and Activities

All Supervised Persons are required to comply with AGFUS’s Conflicts from Outside Activities Policy. The policy includes the following provisions:

•	Supervised Persons are to avoid any business activity, outside employment or professional service that competes with AGFUS or conflicts with the interests of clients.
•	Supervised Persons are required to obtain approval for Non-AGF activities. To seek approval, all Supervised Person must submit a request through StarCompliance and provide the required information about the proposed activity. Once submitted, each of the immediate manager and CCO, must review and approve the Non-AGF activity, considering existing or potential material conflict of interest. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and AGFUS.
•	Supervised Persons must not accept any personal fiduciary appointments such as administrator, executor, or trustee other than those arising from family or other close personal relationships.
•	Supervised Persons must not use AGFUS resources, including computers, software, proprietary information, letterhead, and other property, in connection with any employment or other activity outside AGFUS.
•	Supervised Persons must disclose to the CCO any situation that could present a conflict of interest or the appearance of a conflict with AGFUS and discuss how to control the risk.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

V.	Inside Information

Under applicable federal securities laws, all persons are prohibited from trading or recommending trading in securities on the basis of material, non-public or “inside” information. In addition, Section 206 of the Advisers Act and other laws generally make it unlawful for any employee to use for his or her personal benefit information about prospective transactions being considered for client accounts.

Material, non-public information may include any information concerning an issuer of a security or a security that has not been publicly disseminated and which a reasonable investor might consider important in deciding whether to purchase, sell or hold a security.

Examples of the types of information concerning an issuer that is likely to be deemed “material” include, but are not limited to, the following:

•	Dividend increases or decreases;
•	Earnings (or loss) estimates or material changes to previously released earnings (or loss) estimates;
•	Significant expansion or curtailment of operations;
•	Significant increase or decline in revenues;
•	Significant merger or acquisition proposals or agreements, including tender offers;
•	Significant new products or discoveries;
•	Extraordinary borrowing;
•	Major litigation;
•	Liquidity problems;
•	Bankruptcy;
•	Extraordinary management developments;
•	Purchase or sale of substantial assets; and
•	Intended purchases of the Funds by investment pools.

Information is non-public when it has been identified as such when communicated or when it is received from a known or suspected inside source. Information becomes public after it has been made generally available and investors have had a chance to absorb it (which may potentially take several days).

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

AGFUS and Supervised Persons will not trade or recommend trading on the basis of material non- public information or use such information for personal gain or benefit. Supervised Persons in possession of “material non-public information” must maintain the confidentiality of such information and abstain from trading until it has been deemed publicly disclosed. No Supervised Persons who may be in possession of “inside” information with respect to a security shall:

•	Purchase or sell, or recommend the purchase or sale of, such security or any related security (e.g., options) for any account it advises or, if applicable, any other client;
•	Purchase or sell, or recommend the purchase or sale of, such security or any related security for any account in which he/she has a beneficial interest;
•	Share the information with others (i.e., tipping); or
•	Selectively disclose information about client holdings.

If Supervised Persons come into possession of material inside information concerning publicly-held securities, this fact must be made known promptly to the CCO and AGF Compliance. Appropriate steps will then be taken to prevent any investment decisions being made on the basis of such information.

VI.	Sanctions

Upon discovering a violation of this Code by Supervised Person or his/her family member or related party, the CCO and/or AGF Compliance may impose such sanctions as deemed appropriate, including, among others, the following:

•	A letter of censure
•	A monetary fine
•	Suspension of employment
•	Termination of employment
•	Civil referral to the SEC or other civil regulatory authorities
•	Criminal referral

Generally, sanctions may be imposed for violations of the Code as determined by the CCO:

Depending on the nature and severity of the violation, the CCO and/or AGF Compliance reserve the right to impose more stringent sanctions. If additional violations occur by an Access Person, the CCO and AGF Compliance will determine the most appropriate course of action.

VII.	Reports to the Board of Trustees of the Funds

No less frequently than annually, the Adviser will provide to the Funds’ CCO a written report that describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and No less frequently than annually, the Adviser will provide to the Funds’ Board of Trustees a written report that certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

VIII.	Recordkeeping

The CCO or designee will maintain records related to the Code as set forth below:

1.	A copy of the Code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;
2.	A record of any violations of the Code and of any actions taken as a result of such violations will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Adviser;
3.	A copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Supervised Person who is currently or within the past five years was a Supervised Person;
4.	A copy of each personal trading report made pursuant to this Code and brokerage statements submitted on behalf of Access Persons will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;
5.	A list of all Supervised Persons who are required, or within the past five years have been required, to submit reports under the Code will be maintained in an easily accessible place;
6.	A record of persons responsible for reviewing reports submitted pursuant to the Code; and
7.	A record of any report furnished to the AGF Investments Trust Board of Trustees (and the Adviser’s Board) will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser.

IX.	Oversight of the Code of Ethics

The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

The CCO and AGF Compliance will identify all Supervised Persons and who are under a duty to make reports under this Code and will inform such persons of this duty. The CCO or AGF Compliance will deliver a copy of the Code annually and will distribute promptly any amendments to the Code to all Supervised Persons, who are required annually to sign and acknowledge their receipt of this Code or any amendments thereto when required.

Each Access Person’s transactions in his/her personal trading accounts will be reviewed on a regular basis. Any transactions that are believed to be a violation of this Code will be reported promptly to management at the Adviser.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

The Adviser will report to the Board any violation of the Code.

The CCO has the authority to recommend or exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the CCO and AGF Compliance determines that such exemption would not be against any interests of a client. The CCO will prepare and file a written memorandum of any exemption requested, describing the circumstances and reasons for the exemption and the President and the COO of AGF Investments shall provide their written agreement (or denial) thereto.

The CCO or AGF Compliance will ensure that the Adviser’s Form ADV accurately describes the pertinent provisions of the Code and includes disclosure offering to provide a copy of the Code to any client or prospective client upon request.

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Document Control Information

Document Owner:	Heather Justason, Chief Compliance Officer AGFUS
Last Reviewed:	August 2025
AGFUS Board Approval Required:
Last Board Approval Date:
Other Review

Update Details:

Date Reviewed and Updated	Type of Update	Details
December 2024	Significant update	Aligned personal trading exemptions with AGFI and AGFML’s code. Removed reference to old securities law exemptions, updated reporting entity.
August 2024	Material update

●     Changed the pre-clearance requirements for ETFs, options, fractional shares and trades related to account fees.

●     Expanded the requirement to disclose accounts.

●     Added to list of Exempt Securities.

●     Added clarity on Foreside/Broker-Dealer Gifts and Entertainment

●     Corrected Formatting